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                                                                    EXHIBIT 21.1



SeaChange International, Inc.
List of Significant Subsidiaries

Subsidiary Name                                 Subsidiary Jurisdiction
---------------                                 -----------------------
SeaChange Asia Pacific Operations Pte. Ltd.     Singapore
GuestServe Networks, Inc.(1)                    Delaware

(1) Wholly-owned subsidiary of SeaChange Asia Pacific Operations Pte. Ltd.